Exhibit 99.1
FOR IMMEDIATE RELEASE
Optelecom-NKF, Inc., Names Steven Tamburo CFO
GERMANTOWN, MD/August 15, 2006/PRNewswire-FirstCall — Optelecom-NKF, Inc. (Nasdaq:OPTC), a leading global provider of advanced Internet Protocol (IP)-video network solutions, announced today that Steven Tamburo has been named CFO.
Mr. Tamburo succeeds James Armstrong who was named Executive Vice President and COO of the Company’s North American Operations in November of 2005.
“We are extremely pleased to have someone of Steve’s caliber join Optelecom-NKF,” said Edmund Ludwig, the Company’s Chairman, president and CEO. “Steve is a strong leader with great financial, operational, and business acumen. I’m confident his addition to our leadership team will advance the implementation of our global growth strategy as we fulfill our vision of becoming a dominant complete solution provider to the video surveillance marketplace.”
Mr. Tamburo is the former Executive Vice President & Chief Financial Officer of the Wilmington, Delaware-based Access Group, Inc., an $8 billion non-profit education financing organization serving the higher education market segment.
Prior to joining Access Group, Inc., Mr. Tamburo, 37, served as Executive Vice President and CFO of Riggs National Corporation. Earlier in his career he worked in positions of increasing responsibility at KPMG LLP, a premier provider of Audit, Tax, and Advisory services, culminating as Senior Manager responsible for multiple aspects of audits for public and private institutions.
Mr. Tamburo is a graduate of St. Joseph’s University, Philadelphia, Pennsylvania, where he earned a BS in Accounting. He is a Certified Public Accountant.
About Optelecom-NKF, Inc.
Optelecom-NKF, Inc. is a leading global supplier of network video equipment including video servers, Ethernet switches, fiber optic systems, network video recorders, and video management software. We are a customer-focused company with a proactive, flexible philosophy based on added value, providing companies and governments across the world with top quality complete solutions for traffic management and security surveillance in airports, seaports, public areas, industry parks, and buildings.
Founded in 1972, our R&D centers have accumulated extensive knowledge on fiber optic and IP/Ethernet network technologies. This knowledge has enabled Optelecom-NKF to develop a broad range of innovative network products from video modems and multiplexers for fiber optics to sophisticated network video solutions. These solutions include network video recording and powerful software tools to enhance the effectiveness and efficiency of existing video surveillance applications.
Optelecom-NKF has offices in the US, the Netherlands, France, Spain, the UK, and Singapore, and expertise centers in the US and Europe.
Investor inquiries should be directed to Mr. Rick Alpert at 301-948-7872.